Exhibit 2.2

SPIN-OFF AGREEMENT

THIS SPIN-OFF AGREEMENT (this “Agreement”) is entered into as of this __ day of September 2010, by and among Sumotext Incorporated, a Nevada corporation (the “Company” or the “Seller”) and Timothy Miller and Jim Stevenson, each an individual (collectively the “Buyer”), and Sebring Software LLC, a Florida limited liability company (“Sebring”), each a “Party” and collectively the “Parties”, upon the following premises:

BACKGROUND

WHEREAS, on or about August __, 2010, the Company and the Buyer entered into a Securities Purchase Agreement with Sebring, pursuant to which the Buyer, along with certain other shareholders of the Company agreed to sell an aggregate of 6,306,950 shares of the Company’s common stock to Sebring (the “Purchase Agreement”);

WHEREAS, the Purchase Agreement contemplates Sebring and the Company entering into a business combination subsequent to the effective date of the Purchase Agreement, pursuant to which Sebring will become a wholly-owned subsidiary of the Company and the operations of the Company will change to those of Sebring (the “Exchange Agreement”);

WHEREAS, the Purchase Agreement also contemplates the Buyer and the Company entering into this Agreement to affect the spin-off of the Company’s pre-Exchange Agreement operations, assets and liabilities to a separate yet to be formed entity owned and controlled by the Buyer (“Newco”); and

WHEREAS, the Company desires to sell and transfer to Buyer and Buyer desires to purchase and acquire from Seller, the Sumotext Business (as defined below), on such terms and subject to the conditions hereinafter set forth.

AGREEMENT

                   NOW, THEREFORE, in consideration of the mutual promises, warranties and covenants set forth herein, the Parties hereto hereby agree as follows:

               1.        Purchased Assets.   Seller hereby sells, assigns, transfers, conveys and delivers to Buyer ON AN “AS IS” “WHERE IS” BASIS, and Buyer hereby accepts and purchases, all of Seller’s right, title and interest in and to the Seller’s pre-Exchange Agreement operations (the “Sumotext Business”), including its corporate name, address, business, operations, assets, accounts receivable, cash on hand, prepaid expenses, inventory, employees, agreements, contracts, contractors, properties, intellectual properties, trademarks, service marks, trade names, telephone numbers, fax numbers, internet website addresses, and goodwill, and all of the other agreements, contracts, leases, licenses, other arrangements and other tangible and intangible property of the Sumotext Business, to the extent that such agreements, contracts, leases, licenses, arrangements or property relate to the Sumotext Business (the “Purchased Assets”) existing at the close of business on the date the Purchase Agreement closed (the “Closing Date”).   Following the closing of this Agreement (the “Closing”), the Company shall take prompt action to change its corporate name and shall thereafter forever cease from using the name or term “Sumotext Incorporated.”

               2.        Assumption of Liabilities.

(a)           As consideration for the purchase of the Purchased Assets, Buyer hereby assumes, and agrees to perform, and otherwise pay, satisfy and discharge all existing and future liabilities and obligations of the Sumotext Business including all accounts payable and accrued liabilities, accrued expenses, deferred revenues and notes payable (including those notes payable to the Buyers) existing on the Closing Date, including but not limited to $400,000 payable to Timothy Miller and $160,000 payable to Jim Stevenson, as well as an aggregate of $150,000 payable to Steve Bova (the assignment of which is evidenced by a separate Assignment Agreement entered into by and between Company, Mr. Bova and Newco), as well as all outstanding warrants, options and/or convertible securities of the Company, including those warrants held by Steve Bova, Doug Cooper and Timothy Miller (which are evidenced by separate Assignment Agreements, attached as Exhibits hereto), on the Closing Date (the “Assumed Liabilities”).  Seller also agrees to assign any and all claims, causes of action, and affirmative defenses which it ever had, now has, or hereafter may have, whether currently known or unknown relating to the Assumed Liabilities to Buyer.

(b)           As further consideration for the purchase of the Purchased Assets, Buyer hereby assumes, and agrees to perform, and otherwise pay, satisfy and discharge all existing and future liabilities and obligations of the Sumotext Business (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including (a) all liabilities of the Seller for transfer, sales, use, and other non-income taxes arising in connection with the consummation of the transactions contemplated hereby, and (b) all liabilities and obligations of the Seller under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Purchased Assets, including but not limited to any claims, debts, expenses, liabilities, and claims or legal fees whatsoever associated with or incurred as a result of such Assumed Liabilities (collectively the “Assumed Liability Expenses”), and that Newco and Buyer will forever indemnify and hold harmless the Company and Sebring against such Assumed Liabilities and any Assumed Liability Expenses following the Closing.

(c)           Effective as of the Closing, Sebring and the Company hereby agree to assume, and agree to perform, and otherwise pay, satisfy and discharge all existing and future liabilities and obligations relating to the Company, separate from the Assumed Liabilities (the “Non-Assumed Liabilities”) (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including but not limited to any claims, debts, expenses, liabilities, and claims or legal fees whatsoever associated with or incurred as a result of such Non-Assumed Liabilities (collectively the “Non-Assumed Liability Expenses”), and that Sebring and the Company will forever indemnify and hold harmless Newco and/or the Buyer against such Non-Assumed Liabilities and any Non-Assumed Liability Expenses following the Closing.

3.        Closing.   The Closing shall take place by the exchange of documents by the Parties by fax or courier, within fifteen (15) Business Days of the closing date of the Exchange Agreement, or such other date as the Parties may mutually determine, which date shall in no event be later than _______________, 2010, unless agreed to in writing by the Parties (the “Closing Date”).  At the Closing, the Seller shall deliver to the Buyer a bill of sale relating to the Purchased Assets and the Assumed Liabilities, and the Buyer shall provide the Seller reasonably satisfactory evidence of Newco’s assumption of the Assumed Liabilities and novations associated with the assignment of any and all note payables in connection therewith; provided however that each Party shall further deliver such other certificates and documents as either Party may reasonably request in connection with the transactions contemplated herein.  "Business Day" means a day other than (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks in the City of Saratoga Springs, Florida are authorized or required to be closed for business.

               4.        Further Assurances.   Seller hereby covenants that it will, whenever and as reasonably requested by Buyer and at Seller’s sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as Buyer may reasonably require in order to complete, insure and perfect the transfer, conveyance and assignment to Buyer of all the right, title and interest of Seller in and to the Purchased Assets hereby sold, conveyed or assigned, or intended so to be.

               5.        Seller Makes no Representations or Warranties. The Seller’s interest in the Purchased Assets and obligations under the Assumed Liabilities are being acquired and assumed by the Buyer on an AS IS WHERE IS basis and the Seller makes no representations as to the Purchased Assets, the Acquired Liabilities or any other matter.

6.          Confidential Information.  The Company shall use its commercially reasonable efforts to insure that all confidential information which the Company or any of its respective officers, directors, employees, counsel, agents, investment bankers, or accountants (each a “Company Party”) may now possess or may hereafter create or obtain relating to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the Sumotext Business or Newco and/or, any affiliate thereof, or any customer or supplier thereof or of any such affiliate shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them; provided, however, that the restrictions of this sentence shall not apply (i) as may be required by law, (ii) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (iii) to the extent the information shall have otherwise become publicly available, through no improper action of any Company Party.

               7.        Miscellaneous.

(a)           Since a breach of the provisions of this Agreement could not adequately be compensated by monetary damages, any Party shall be entitled, in addition to any other right or remedy available to him, her or it, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this Agreement, and in either case no bond or other security shall be required in connection therewith, and the Parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

(b)           The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive any delivery of the consideration described herein.

(c)           This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each Party.

(d)           The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective successors and assigns (if not a natural person) and his assigns, heirs, and personal representatives (if a natural person).

(e)           If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

(f)           The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

(g)           All representations, warranties and agreements in this Agreement shall survive the Closing Date until the expiration of the applicable statute of limitations. This Agreement shall be binding upon the Parties, their respective successors, representatives, heirs and estate, as applicable.

(h)           This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Arkansas, without regard to the conflicts of law principles thereof.

(i)           This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes in its entirety any other agreement relating to or granting any rights with respect to the subject matter hereof.

(j)           Each Party acknowledges that its legal counsel participated in the preparation of this Agreement and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting Party shall not be applied in the interpretation of this Agreement to favor any Party against the other.  In this Agreement, the word “include”, “includes”, “including” and “such as” are to be construed as if they were immediately followed by the words, without limitation.

(k)           In this Agreement words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders. The word “person” includes an individual, body corporate, partnership, trustee or trust or unincorporated association, executor, administrator or legal representative.

IN WITNESS WHEREOF, the Parties have duly executed this Spin-Off Agreement as of the date first above written.

BUYER: ________________________ Timothy Miller ________________________ Jim Stevenson

SELLER: SUMOTEXT INCORPORATED By:_____________________ Name:__________________ Title:___________________

SEBRING:
(Approving, acknowledging, confirming the terms and conditions of this Agreement as successor in interest to the Company)

Sebring Software LLC

By:_____________________
Name:__________________
Title:___________________